Consent of Independent Registered Public Accounting Firm

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated November 21, 2007 on the financial statements of the RiverNorth Core Opportunity Fund, dated as of September 30, 2007 and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to the Registration Statement on Form N-1A of the RiverNorth Core Opportunity Fund (SEC File No. 811-21934 and 333-136185).

/s/ Cohen Fund Audit Services, Ltd.

Cohen Fund Audit Services, Ltd.

Westlake, Ohio

January 30, 2008